For media inquiries:	For investor relations inquiries:
Meredith J. Ching	Suzy P. Hollinger
808.525.6669	808.525.8422
mching@abinc.com	shollinger@abinc.com

FOR RELEASE:
4:00 P.M. EASTERN STANDARD TIME
Monday, February 13, 2012

ALEXANDER & BALDWIN, INC. REPORTS 2011 RESULTS

•	Hawaii 2011 container volume up modestly, but challenging Transpacific rate environment suppresses Ocean Transportation earnings
•	Higher production, favorable pricing drive Agribusiness results higher
•	Increased Mainland occupancy and rents improve Leasing performance
•	Reduction in the carrying value of an Oahu joint venture and lower property sales lead to fourth quarter Real Estate Sales segment operating loss
•	Separation progressing as planned

HONOLULU (February 13, 2012) - Alexander & Baldwin, Inc. (NYSE:ALEX) today reported adjusted net income for 2011 of $74.3 million, or $1.77 per diluted share1, which excludes operating and shut down losses related to Matson’s second China-Long Beach service (CLX2) that was discontinued in the third quarter, and net income of $34.2 million, or $0.81 per diluted share. These results compared to 2010 adjusted net income of $104.2 million, or $2.51 per diluted share1, and net income of $92.1 million, or $2.22 per diluted share, respectively. Revenue for 2011 was $1.7 billion, compared to revenue of $1.6 billion for 2010.
The fourth quarter results were marked by a continued weak Transpacific operating environment, which suppressed Matson’s first China-Long Beach service (CLX1) earnings; one less week of Hawaii container volume recorded by Matson compared to last year; a non-cash reduction in the carrying value of a 2006 Oahu real estate joint venture; and, in contrast to the fourth quarter of last year, the absence of any material property sales. Adjusted net income for the fourth quarter of 2011 excluding CLX2 operating and shut down losses was $4.6 million, or $0.11 per diluted share1, and net income was $1.6 million, or $0.04 per diluted share. These results compare to fourth quarter 2010 adjusted net income of $31.0 million, or $0.74 per diluted share1, and net income of $20.2 million, or $0.48 per diluted share, respectively. Revenue for the fourth quarter of 2011 was $460.2 million, compared to revenue of $437.6 million in the same period of 2010.
“The diverse markets and economies in which we operate affected our various lines of business in different ways in 2011. Container volume in Matson’s Hawaii trade lane has benefitted from a gradually improving Hawaii economy, and our Mainland commercial property portfolio’s improved performance reflects the beginnings of a national economic recovery. Our Agribusiness segment has continued to deliver strong performance, driving significant earnings with continued improvement in sugar yields and factory performance, and favorable sugar prices and power margins,” said Stanley M. Kuriyama, A&B president and chief executive officer. “In contrast, a difficult Transpacific container freight rate environment—one in which carriers incurred heavy losses in 2011—significantly impacted the performance of our CLX1 service; however, even under these adverse conditions, CLX1’s double head haul and premium service allowed it to remain profitable. Weakness in the Transpacific trade lane also negatively affected volume for our SSAT joint venture, reducing overall results for the year,” Kuriyama noted.
“While 2011 posed challenges from a real estate sales perspective, we continue to actively build our pipeline of development projects to ensure that we are well positioned for market recovery. For instance, at Waihonua, our 340-unit condominium project ideally situated near the Ala Moana Shopping Center, non-binding pre-sales commenced in December. While still in an early stage, we are pleased by the market’s initial response. Recently, we announced two transactions that reflect our strategy of increasing our Hawaii development focus— the acquisition of a retail development site within the Gateway at Mililani Mauka Shopping Center complex in Central Oahu, and the option to purchase a site in urban Honolulu, zoned for a high-rise condominium,” added Kuriyama.
        “Progress continues to be made toward our previously announced plan to separate our transportation and real estate/agricultural businesses in the second half of 2012. We remain excited about each new business’ ability to grow and create shareholder value as independent, publicly traded companies,” said Kuriyama.

1 Refer to pages 12 to 14 of this release for a discussion of the Company’s use of non-GAAP financial measures and reconciliations of net income and diluted earnings per share to adjusted net income and diluted earnings per share, respectively.

QUARTER SUMMARY
Ocean Transportation adjusted operating profit was $14.0 million in the quarter1, and operating profit was $13.0 million. These results compare to fourth quarter 2010 operating profit of $28.8 million. Improved performance in Guam was more than offset by significantly lower results from CLX1 due to lower Transpacific freight rates and higher operating costs, and the impact on Hawaii container volume of one less week recorded in the quarter compared to last year. A $0.6 million operating loss for Matson Logistics in the fourth quarter was due in part to lower highway volume, lower demand at our West Coast warehouse facilities, and lower international intermodal volume due to the discontinuation of CLX2.
Agribusiness operating profit was $7.3 million, 59 percent higher in the quarter compared to the fourth quarter of 2010. Improved quarter results were driven primarily by higher power sales, and sugar and molasses margins, offset by disaster relief recorded in the fourth quarter of 2010.
Real Estate Sales posted an operating loss of $10.6 million for the quarter, which included a $6.4 million non-cash reduction in the carrying value of the Company’s Waiawa joint venture, based on the venture’s planned dissolution and decision not to proceed with development. As anticipated, real estate development sales were minimal in the quarter, and did not cover normal operating expenses. In the fourth quarter of 2010, significant earnings were generated from the sale of a large property in the commercial portfolio. In 2011, a strategic decision was made to refocus the Company’s commercial portfolio back to Hawaii over time. Accordingly, the pace of sales from the Company’s commercial portfolio will increasingly be dictated by the availability of opportunities in Hawaii. As mentioned above, the Company continues to build its development pipeline to ensure that it is well positioned to meet future demand from a recovery in the real estate markets.
        Real Estate Leasing operating profit in the quarter was up eight percent compared to 2010, primarily due to the impact of a six percentage point improvement in Mainland occupancy. Hawaii occupancy and market rents were relatively stable.

1 Refer to pages 12 to 14 of this release for a discussion of the Company’s use of non-GAAP financial measures and a reconciliation of Ocean Transportation operating profit to adjusted Ocean Transportation operating profit.

TRANSPORTATION INDUSTRY

Ocean Transportation – Fourth quarter of 2011 compared with 2010

	Quarter Ended December 31,
(dollars in millions)	2011	2010	Change
Revenue	$282.6	$268.0	5%
Operating profit	$13.0	$28.8	-55%
CLX2 shutdown losses included in continuing operations1	1.0	--	NM
Adjusted operating profit1	$14.0	$28.8	-51%
Operating profit margin	4.6%	10.7%
Adjusted operating profit margin2	5.0%	10.7%
Volume (Units)3
Hawaii containers	35,000	37,100	-6%
Hawaii automobiles	19,700	19,800	-1%
China containers – CLX1	15,800	14,000	13%
Guam containers	5,100	4,000	28%
1 Refer to pages 12 to 14 of this release for a discussion of the Company’s use of non-GAAP financial measures and a reconciliation of Ocean Transportation operating profit to adjusted Ocean Transportation operating profit.
2 Refer to pages 12 to 14 of this release for a discussion of the Company’s use of non-GAAP financial measures and a reconciliation of Ocean Transportation operating profit margin and adjusted Ocean Transportation operating profit margin.
3 Container volume included for the period is based on the voyage departure date, but revenue and operating profit are adjusted to reflect the percentage of revenue and operating profit earned during the reporting period for voyages that straddle the beginning and/or end of each reporting period.

For the fourth quarter of 2011, Ocean Transportation revenue increased five percent, or $14.6 million, compared to the fourth quarter of 2010. Revenue increases, principally from higher fuel surcharges resulting from high fuel prices, and volume increases in the Guam and China trades, were partially offset by lower yields and cargo mix, principally in the China trade, and reduced Hawaii volume and yield for the reason described below.
Hawaii container volume was down six percent compared to the fourth quarter of 2010 primarily reflecting one additional week in Matson’s 2010 fourth quarter as compared to 2011. Hawaii automobile volume for the quarter was one percent lower than last year, due principally to the timing of automobile rental fleet replacement activity. China container volume increased 13 percent in the fourth quarter of 2011 compared to last year due to an improved supply-demand dynamic for expedited service in the trade. Guam container volume increased 28 percent principally as a result of the departure of Horizon Lines from the trade in mid-November.
Matson’s fourth quarter adjusted operating profit of $14.0 million1 was $14.8 million lower than 2010, principally due to lower yields and cargo mix due to competitive pricing pressure, primarily in the China trade and by reduced overall volume associated with the extra week recorded in 2010.

Ocean Transportation – 2011 compared with 2010

(dollars in millions)	2011	2010	Change
Revenue	$1,077.6	$1,016.5	6%
Operating profit	$74.1	$118.7	-38%
CLX2 shutdown losses included in continuing operations1	7.1	--	NM
Adjusted operating profit1	$81.2	$118.7	-32%
Operating profit margin	6.9%	11.7%
Adjusted operating profit margin2	7.5%	11.7%
Volume (Units)3
Hawaii containers	140,000	136,700	2%
Hawaii automobiles	81,000	81,800	-1%
China containers – CLX1	59,000	60,000	-2%
Guam containers	15,200	15,200	--%
1 Refer to pages 12 to 14 of this release for a discussion of the Company’s use of non-GAAP financial measures and a reconciliation of Ocean Transportation operating profit to adjusted Ocean Transportation operating profit.
2 Refer to pages 12 to 14 of this release for a discussion of the Company’s use of non-GAAP financial measures and a reconciliation of Ocean Transportation operating profit margin and adjusted Ocean Transportation operating profit margin.
3 Container volume included for the period is based on the voyage departure date, but revenue and operating profit are adjusted to reflect the percentage of revenue and operating profit earned during the reporting period for voyages that straddle the beginning and/or end of each reporting period.

Ocean Transportation revenue increased six percent, or $61.1 million, in 2011 compared to 2010. The revenue increase was principally due to higher fuel surcharges resulting from higher fuel prices, as well as net volume growth, principally in Hawaii. These increases were partially offset by lower yields and cargo mix principally in the China trade.
Hawaii container volume increased two percent in 2011 compared with 2010, due to a new connecting carrier agreement with a large international carrier that commenced at the end of 2010 and other customer gains, partially offset by one additional week in Matson’s 2010 fiscal year. Matson’s Hawaii automobile volume for the year was one percent lower than 2010, due principally to the timing of automobile rental fleet replacement activity. China’s CLX1 container volume decreased two percent in 2011, compared with 2010, principally due to increased competition from excess capacity in the trade. Guam container volume was flat as weaker market conditions were offset by gains related to the departure of Horizon Lines from the trade in mid-November.
Adjusted Ocean Transportation operating profit decreased $37.5 million in 2011, principally due to lower yields and cargo mix resulting from competitive pricing pressure, principally in the China trade, and higher terminal handling and outside transportation costs. These increases were partially offset by higher overall cargo volume. Adjusted operating profit was also impacted by $4.2 million in lower SSAT earnings due to lower volume.

Logistics Services – Fourth quarter of 2011 compared with 2010

	Quarter Ended December 31,
(dollars in millions)	2011	2010	Change
Intermodal revenue	$56.2	$55.1	2%
Highway revenue	36.6	42.4	-14%
Total Revenue	$92.8	$97.5	-5%
Operating profit (loss)	$(0.6)	$2.0	NM
Operating profit margin	(0.6)%	2.1%

Logistics Services revenue for the fourth quarter of 2011 decreased five percent, or $4.7 million, compared to the fourth quarter of 2010, due primarily to lower international intermodal volume due to the shutdown of CLX2, and 14 percent lower highway volume resulting from the loss of certain planned and unplanned full-truckload and less-than-truckload customers or lanes. Additionally, the prior year volume benefited from one additional week of activity during the period.
Logistics Services posted an operating loss of $0.6 million, compared to an operating profit of $2.0 million in the fourth quarter of 2010. The change in operating profit was due principally to lower highway and international intermodal volume cited above, and lower demand at its West Coast warehousing facilities.

Logistics Services – 2011 compared with 2010

(dollars in millions)	2011	2010	Change
Intermodal revenue	$234.5	$204.1	15%
Highway revenue	151.9	151.5	--
Total Revenue	$386.4	$355.6	9%
Operating profit	$5.0	$7.2	-31%
Operating profit margin	1.3%	2.0%

Logistics Services revenue increased $30.8 million, or nine percent, in 2011 compared with 2010. This increase was principally due to higher intermodal volume, which grew seven percent, driven primarily by increased inland activity to support Matson’s China business.
        Logistics Services’ 2011 operating profit was $2.2 million lower compared to 2010. Operating profit decreased despite the increased intermodal volume noted above principally due to lower warehousing results from lower demand, and a decrease in highway results due to lower volume and a large move for the Department of Defense in 2010.

REAL ESTATE INDUSTRY
Real Estate Leasing and Real Estate Sales revenue and operating profit are analyzed before subtracting amounts related to discontinued operations. This is consistent with how the Company evaluates and makes decisions regarding capital allocation, acquisitions, and dispositions for the Company’s real estate businesses. Direct year-over-year comparison of real estate sales results may not provide a consistent, measurable indicator of future performance because results from period to period are significantly affected by the mix and timing of property sales. Operating results, by virtue of each project’s asset class, geography, and timing, are inherently episodic. Earnings from joint venture investments are not included in segment revenue, but are included in operating profit.

Real Estate Leasing – Fourth quarter of 2011 compared with 2010

	Quarter Ended December 31,
(dollars in millions)	2011	2010	Change
Revenue	$24.4	$23.2	5%
Operating profit	$9.1	$8.4	8%
Operating profit margin	37.3%	36.2%
Average Occupancy Rates:
Mainland	92%	86%
Hawaii	91%	91%

Real Estate Leasing revenue for the fourth quarter of 2011, before subtracting amounts presented as discontinued operations, was $1.2 million higher than the fourth quarter of 2010, principally due to a six percentage point increase in Mainland occupancy, primarily in the Company’s industrial properties. Hawaii occupancy remained unchanged at 91 percent.
Operating profit for the fourth quarter of 2011, before subtracting amounts presented as discontinued operations, was eight percent higher than 2010, principally due to the reasons mentioned above.

Real Estate Leasing –2011 compared with 2010

(dollars in millions)	2011	2010	Change
Revenue	$100.1	$94.4	6%
Operating profit	$39.3	$35.3	11%
Operating profit margin	39.3%	37.4%
Average Occupancy Rates:
Mainland	92%	85%
Hawaii	91%	92%
Leasable Space (million sq. ft.) - Improved
Mainland	6.5	6.4	2%
Hawaii	1.4	1.5	-7%
Total	7.9	7.9	--%

Real Estate Leasing revenue for 2011 was six percent higher than the amount reported for 2010. The increase was principally due to the timing of portfolio acquisitions and dispositions, and a seven percentage point increase in Mainland occupancy. Operating profit was 11 percent higher in 2011, compared with 2010, principally due to the same reasons cited for the revenue increase.

Real Estate Sales – Fourth quarter of 2011 compared with 2010

	Quarter Ended December 31,
(dollars in millions)	2011	2010	Change
Improved property sales	$-	$43.0	NM
Development sales	1.3	1.1	18%
Unimproved/other property sales	1.5	5.4	-72%
Total revenue	$2.8	$49.5	-94%
Operating profit (loss) before joint ventures	$(2.1)	$19.4	NM
Equity in loss of joint ventures	(8.5)	(1.6)	5	X
Total operating profit (loss)	$(10.6)	$17.8	NM
Operating profit margin	NM	36.0%

Sales activity in the fourth quarter of 2011 and 2010 is described below.
2011 Fourth Quarter: Real Estate Sales revenue, before subtracting amounts presented as discontinued operations, was $2.8 million. Real Estate Sales posted an operating loss of $10.6 million in the quarter. Two residential units on Oahu, a leased fee parcel and two non-core parcels closed in the fourth quarter of 2011, but were more than offset by general and administrative costs. The operating loss also included a non-cash, $6.4 million reduction in carrying value of the Company’s Waiawa joint venture investment based on the venture’s planned dissolution and decision not to proceed with development.
2010 Fourth Quarter: Real Estate Sales revenue and operating profit, before subtracting amounts presented as discontinued operations, were $49.5 million and $17.8 million, respectively, and included the sales of the Ontario Distribution Center in California and an unimproved land parcel on Maui. Revenue and operating profit also included a $3.6 million gain from the Company’s Lahaina Square debt acquisition and subsequent receipt of title in lieu of foreclosure.

Real Estate Sales – 2011 compared with 2010

(dollars in millions)	2011	2010	Change
Improved property sales	$45.2	$113.7	-60%
Development sales	6.7	5.8	16%
Unimproved/other property sales	14.3	16.6	-14%
Total revenue	$66.2	$136.1	-51%
Operating profit before joint ventures	$23.4	$48.1	-51%
Earnings (losses) from joint ventures/other	(7.9)	2.0	NM
Total operating profit	$15.5	$50.1	-69%
Operating profit margin	23.4%	36.8%

Sales activity for 2011 and 2010 is described below.
2011: Real Estate Sales revenue and operating profit included the sales of the Arbor Park Shopping Center in Texas; two commercial properties, an 86-acre industrial parcel, a leased fee parcel and several non-core parcels on the island of Maui; and one commercial and six residential units on Oahu. Losses from joint ventures included in operating profit consisted of the aforementioned reduction in carrying value of the Waiawa joint venture and other ongoing joint venture expenses, partially offset by a gain on the sale of the Company’s interest in the Bridgeport Marketplace joint venture development in California, a four-acre commercial parcel at Kukui’ula on Kauai, and four residential units on the island of Hawaii.
2010: Real Estate Sales revenue and operating profit primarily included the sales of the Mililani Shopping Center on Oahu, Ontario Distribution Center in California, Valley Freeway Corporate Park in Washington and Kele Shopping Center on Maui.
Operating profit also included $2.0 million of joint venture earnings, principally due to $5.1 million in gains recognized on the settlements of two mortgage loans, partially offset by a $1.9 million impairment loss on the Company’s Santa Barbara joint venture investment.

AGRIBUSINESS

Agribusiness – Fourth quarter of 2011 compared to 2010

	Quarter Ended December 31,
(dollars in millions)	2011	2010	Change
Revenue	$62.4	$59.5	5%
Operating profit	$7.3	$4.6	59%
Operating profit margin	11.7%	7.7%
Tons sugar produced	34,100	33,400	2%
Tons sugar sold	75,900	63,400	20%

Agribusiness revenue for the fourth quarter of 2011 increased $2.9 million, or five percent, compared to the fourth quarter of 2010. The increase was primarily due to higher bulk sugar revenue and higher power sales revenue, partially offset by agriculture disaster relief recorded in the fourth quarter of 2010.
Operating profit for the fourth quarter of 2011 was $2.7 million higher than 2010, due to higher power sales margins, and an improvement in sugar margins resulting from higher sugar prices, an increase in the full-year volume of sugar production and lower expenses, partially offset by agriculture disaster relief recorded in the fourth quarter of 2010.

Agribusiness – 2011 compared to 2010

(dollars in millions)	2011	2010	Change
Revenue	$161.7	$163.9	-1%
Operating profit	$22.2	$6.1	4	X
Operating profit margin	13.7%	3.7%
Tons sugar produced	182,800	171,800	6%
Tons sugar sold	163,100	176,700	-8%

Agribusiness revenue was $161.7 million in 2011 compared to $163.9 million in 2010. The decrease was primarily due to lower coffee revenue resulting from the sale of the coffee operations to Massimo Zanetti Beverage USA in March 2011, agriculture disaster relief recorded in 2010, and the timing of sugar sales, partially offset by higher power revenues, molasses sales and vessel charter revenue.
Operating profit was $22.2 million in 2011 compared to $6.1 million in 2010. The improvement was primarily due to increased power, sugar and molasses margins, the elimination of negative coffee sales margins, and increased lease income, partially offset by agriculture disaster relief recorded in 2010.
Sugar production in 2011 was six percent higher than in 2010 due principally to higher average yields per acre, which were primarily the result of improved farming practices.

CORPORATE EXPENSES
Corporate expenses were $7.1 million, compared to $4.5 million in the fourth quarter of 2010. The increase is due principally to increased professional services fees related to the Company’s plan to separate. For the full year 2011, corporate expenses were $20.3 million, $3.0 million lower than 2010, due principally to higher 2010 expense related to senior executive retirements, and lower 2011 performance-based compensation expense, partially offset by increased 2011 professional services fees related to the Company’s plan to separate.

Alexander & Baldwin, Inc. is headquartered in Honolulu, Hawaii and is engaged in ocean transportation and logistics services through its subsidiaries, Matson Navigation Company, Inc. and  Matson Logistics, Inc.; in real estate through A&B Properties, Inc.; and in agribusiness through Hawaiian Commercial & Sugar Company. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.
Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

USE OF NON-GAAP FINANCIAL MEASURES
Alexander & Baldwin, Inc. reports the following measures in accordance with GAAP and on a non-GAAP basis:  (i) net income, (ii) diluted earnings per share, (iii) Ocean Transportation operating profit, and (iv) Ocean Transportation operating profit margin. The Company’s presentation of these non-GAAP financial measures excludes certain losses related to the operation and shutdown of CLX2. Reconciliations of the Company’s GAAP to non-GAAP financial measures for the three months and years ended December 31, 2011 and 2010 are presented on pages 13 and 14 of this release.
The Company uses these non-GAAP financial measures when evaluating operating performance because management believes that the exclusion of the CLX2 losses described above provides insight into the Company’s core operating results, future cash flow generation, and the underlying business trends affecting performance on a consistent and comparable basis from period to period. A&B provides this information to investors as an additional means of evaluating ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

ALEXANDER & BALDWIN
Reconciliation of GAAP to Non-GAAP Measures
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net Income	$1.6	$20.2	$34.2	$92.1
Net Income Effect of CLX2 Losses: Pre-tax CLX2 Losses in Continuing Operations1	1.0	-	7.1	-
Pre-tax CLX2 Losses in Discontinued Operations	3.7	17.2	56.6	19.3
Total Pre-tax CLX2 Losses	4.7	17.2	63.7	19.3
Tax Effect	(1.7)	(6.4)	(23.6)	(7.2)
Net Income Effect of CLX2 Losses	3.0	10.8	40.1	12.1
Adjusted Net Income	$4.6	$31.0	$74.3	$104.2

Diluted Earnings Per Share, Net Income	$0.04	$0.48	$0.81	$2.22
Diluted Earnings Per Share, Net Income Effect of CLX2 Losses	$0.07	$0.26	$0.96	$0.29
Diluted Earnings Per Share, Adjusted Net Income	$0.11	$0.74	$1.77	$2.51

1 Represents losses incurred due to the operation and/or shut down of CLX2 that do not meet the criteria to be classified as discontinued operations. For example, repositioning costs for excess CLX2 containers for use in ongoing operations do not qualify as discontinued operations.

ALEXANDER & BALDWIN
Reconciliation of GAAP to Non-GAAP Measures (Continued)
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Ocean Transportation Operating Profit	$13.0	$28.8	$74.1	$118.7
Pre-tax CLX2 Losses in Continuing Operations1	1.0	-	7.1	-
Adjusted Ocean Transportation Operating Profit	$14.0	$28.8	$81.2	$118.7

Ocean Transportation Operating Profit	$13.0	$28.8	$74.1	$118.7
Divided by Ocean Transportation Revenue	$282.6	$268.0	$1,077.6	$1,016.5
Ocean Transportation Operating Profit Margin %	4.6	10.7	6.9	11.7

Adjusted Ocean Transportation Operating Profit	$14.0	$28.8	$81.2	$118.7
Divided by Ocean Transportation Revenue	$282.6	$268.0	$1,077.6	$1,016.5
Adjusted Ocean Transportation Operating Profit Margin %	5.0	10.7	7.5	11.7

1 Represents losses incurred due to the shut down of CLX2 that do not meet the criteria to be classified as discontinued operations. For example, repositioning costs for excess CLX2 containers for use in ongoing operations do not qualify as discontinued operations.

ALEXANDER & BALDWIN
Industry Segment Data, Net Income (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
Revenue:	2011	2010	2011	2010
Transportation
Ocean Transportation	$282.6	$268.0	$1,077.6	$1,016.5
Logistics Services	92.8	97.5	386.4	355.6
Real Estate
Leasing	24.4	23.2	100.1	94.4
Sales	2.8	49.5	66.2	136.1
Less Amounts Reported In Discontinued Operations	(0.4)	(44.3)	(47.5)	(126.7)
Agribusiness	62.4	59.5	161.7	163.9
Reconciling Items	(4.4)	(15.8)	(22.1)	(26.3)
Total Revenue	$460.2	$437.6	$1,722.4	$1,613.5

Operating Profit, Net Income:
Transportation
Ocean Transportation	$13.0	$28.8	$74.1	$118.7
Logistics Services	(0.6)	2.0	5.0	7.2
Real Estate
Leasing	9.1	8.4	39.3	35.3
Sales	(10.6)	17.8	15.5	50.1
Less Amounts Reported In Discontinued Operations	(0.4)	(19.0)	(23.8)	(54.5)
Agribusiness	7.3	4.6	22.2	6.1
Total Operating Profit	17.8	42.6	132.3	162.9
Interest Expense	(6.2)	(6.2)	(24.8)	(25.5)
General Corporate Expenses	(7.1)	(4.5)	(20.3)	(23.3)
Income From Continuing Operations Before Income Taxes	4.5	31.9	87.2	114.1
Income Taxes	0.8	13.1	32.3	44.7
Income From Continuing Operations	3.7	18.8	54.9	69.4
Income from Discontinued Operations	(2.1)	1.4	(20.7)	22.7
Net Income	$1.6	$20.2	$34.2	$92.1

Basic Earnings Per Share, Continuing Operations	$0.09	$0.45	$1.32	$1.68
Basic Earnings Per Share, Net Income	$0.04	$0.49	$0.82	$2.23

Diluted Earnings Per Share, Continuing Operations	$0.09	$0.45	$1.31	$1.67
Diluted Earnings Per Share, Net Income	$0.04	$0.48	$0.81	$2.22

Basic Weighted Average Shares Outstanding	41.7	41.3	41.6	41.2
Diluted Weighted Average Shares Outstanding	42.1	41.7	42.0	41.5

ALEXANDER & BALDWIN
Consolidated Balance Sheet (Condensed)
(In Millions, Unaudited)

	December 31,	December 31,
	2011	2010

ASSETS
Current Assets	$275	$264
Investments in Affiliates	347	329
Real Estate Developments	143	122
Property, Net	1,634	1,651
Other Assets	145	129
Total	$2,544	$2,495

LIABILITIES & EQUITY
Current Liabilities	$278	$353
Long-Term Debt, Non-Current Portion	507	386
Employee Benefit Plans	168	135
Other Long-Term Liabilities	50	54
Deferred Income Taxes	418	431
Shareholders’ Equity	1,123	1,136
Total	$2,544	$2,495

ALEXANDER & BALDWIN
Condensed Cash Flow Table
(In Millions, Unaudited)

	Year Ended December 31,
(Dollars in millions, Unaudited)	2011	2010	Change
Cash Flow from Operating Activities	$86	$150	-43%

Capital Expenditures (1)
Transportation	(47)	(71)	-34%
Real Estate	(10)	(17)	-41%
Agribusiness and other	(10)	(7)	43%
Total Capital Expenditures	(67)	(95)	-29%

Other Investing Activities, Net	(4)	(55)	-93%
Cash Used in Investing Activities	$(71)	$(150)	-53%

Debt Borrowings, Net	36	43	-16%
Capital Stock Transactions, Net	10	7	43%
Dividends Paid	(53)	(52)	2%
Cash Used in Financing Activities	$(7)	$(2)	4	X

Net Increase (Decrease) in Cash	$8	$(2)	-4	X

(1)	Excludes non-cash 1031 exchange transactions and real estate development activity.

ALEXANDER & BALDWIN, INC.
2011 and 2010 Fourth-Quarter and Full-Year Results (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	2011	2010
Three Months Ended December 31:
Revenue	$460.2	$437.6
Income From Continuing Operations	$3.7	$18.8
Income (Losses) From Discontinued Operations	$(2.1)	$1.4
Net Income	$1.6	$20.2
Basic Earnings Per Share
Continuing Operations	$0.09	$0.45
Net Income	$0.04	$0.49
Diluted Earnings Per Share
Continuing Operations	$0.09	$0.45
Net Income	$0.04	$0.48
Basic Weighted Average Shares Outstanding	41.7	41.3
Diluted Weighted Average Shares Outstanding	42.1	41.7

	2011	2010
Year Ended December 31:
Revenue	$1,722.4	$1,613.5
Income From Continuing Operations	$54.9	$69.4
Income (Losses) From Discontinued Operations1	$(20.7)	$22.7
Net Income	$34.2	$92.1
Basic Earnings Per Share
Continuing Operations	$1.32	$1.68
Net Income	$0.82	$2.23
Diluted Earnings Per Share
Continuing Operations	$1.31	$1.67
Net Income	$0.81	$2.22
Basic Weighted Average Shares Outstanding	41.6	41.2
Diluted Weighted Average Shares Outstanding	42.0	41.5